Exhibit 8.1

Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219-4074 Tel 804 • 788 • 8200 Fax 804 • 788 • 8218

July 22, 2015

RiverBanc Multifamily Investors, Inc.

227 West Trade Street

Suite 900

Charlotte, North Carolina 28202

RiverBanc Multifamily Investors, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as tax counsel to RiverBanc Multifamily Investors, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-11 (File No. 333-205041) filed with the Securities and Exchange Commission on June 17, 2015, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale (the “Offering”) of up to 4,370,000 shares of common stock, $0.01 par value per share, of the Company. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Incorporation filed on February 13, 2015 with the Department of Assessments and Taxation of the State of Maryland, and the Articles of Amendment and Restatement (the “Amended Articles”), in the form attached as an exhibit to the Registration Statement;

3.	the First Amended and Restated Agreement of Limited Partnership (the “Operating Partnership Agreement”) of RiverBanc Multifamily LP, a Delaware limited partnership (the “Operating Partnership”), in the form attached as an exhibit to the Registration Statement; and

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON

www.hunton.com

RiverBanc Multifamily Investors, Inc.

July 22, 2015

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2	the Amended Articles and the Operating Partnership Agreement will be executed, delivered, adopted, and filed, as applicable, in a form substantially similar to the forms filed as exhibits to the Registration Statement;

3.	during its short taxable year ending December 31, 2015, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

4.	the Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

5.	no action will be taken by the Company or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained to the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the factual representations set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)	commencing with its short taxable year ending on December 31, 2015, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code, and the Company’s organization and proposed method of operation will enable it to qualify as a REIT under the Code for its short taxable year ending December 31, 2015 and thereafter; and

RiverBanc Multifamily Investors, Inc.

July 22, 2015

(b)	the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Risks Related to Our Status as a REIT,” “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP